Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF JUNE 30, 2012

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER, LORI R. FIFE 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: October 12, 2012

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	14
Management’s Discussion and Analysis:	17
1. Introductory Notes	18
2. Highlights	19
3. Investments and Expenditures	21
4. Asset Sales, Restructuring and Other	22
5. Claims Update	24
6. Litigation Update	25
7. Costs and Expenses	27
8. Appendix A – Glossary of Terms	28

Accompanying Schedules:
Financial Instruments Summary and Activity	29
Commercial Real Estate — By Product Type	30
Commercial Real Estate — By Property Type and Region	31
Loan Portfolio by Maturity Date and Residential Real Estate	32
Private Equity / Principal Investments by Legal Entity and Product Type	33
Derivatives Assets and Liabilities	34
Unfunded Lending and Private Equity / Principal Investments Commitments	35

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”). On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company, www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please provide questions in clear language with document references, and email to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF JUNE 30, 2012

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2012+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2012+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets as of June 30, 2012, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with the majority of maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Restricted cash balances as of June 30, 2012 were comprised of the following items:

							Total Debtors
						Debtor-	and Debtor-
	Debtors					Controlled	Controlled
$ in millions	LBHI	LBSF	LCPI	Other	Total	Entities	Entities
Disputed unsecured claims	$1,198	$1,704	$50	$1,459	$4,412	$-	$4,412
Priority tax claims	2,828	117	0	4	2,949	-	2,949
Distributions on Allowed Claims (not remitted) (1)	495	169	200	2	866	-	866
Secured, Admin, Priority Claims and Other (2)	1,666	85	106	139	1,995	-	1,995
Cash pledged to JPMorgan (CDA) (3)	367	-	6	-	373	-	373
Subtotal, Claims Reserves	6,553	2,075	362	1,604	10,594	-	10,594

Citigroup and HSBC (4)	2,041	-	-	-	2,041	-	2,041
Woodlands and LB Bancorp (5)	-	-	-	-	-	540	540
Other (6)	285	77	7	53	422	48	471
Total	$8,880	$2,152	$369	$1,657	$13,058	$588	$13,646

(1)

Represents Allowed Claims that were not paid on April 17, 2012, date of first distribution to creditors, or as of June 30, 2012 for various reasons. The Company has recorded a liability against this cash in Payables to Controlled Affiliates and Other Liabilities as of June 30, 2012. Approximately $670 million of the $866 million has been resolved and released prior to or as part of the October 1, 2012 distribution.

(2)	Approximately $1.2 billion has been reserved at LBHI for a disputed claim of the Federal Home Loan Mortgage Corporation that was asserted with Priority status.

(3)

Pursuant to paragraph 6(b) of the CDA (defined below), LBHI and LCPI each agreed to make a deposit, in an amount it agreed to in good faith with JPMorgan, before making a general distribution of its assets under a Chapter 11 plan. In April 2012, pursuant to such agreements LBHI and LCPI deposited $367 million and $6 million, respectively, related to, but not limited to, contingent letters of credit exposures, clearance exposures and derivative exposures. LBHI and LCPI deposited their respective amounts into separate pledged interest-earning cash collateral accounts, pending resolution of these items.

(4)

Cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($34 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of June 30, 2012, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation with Citigroup regarding these deposits; accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future balance sheets.

(5)

Represents cash at Woodlands Commercial Corporation (“Woodlands”) of $505 million and its parent company, Lehman Brothers Bancorp Inc., a savings and loan holding company, of $35 million, subject to various regulations and supervision by the Federal Reserve Board of Governors.

(6)

Other includes: (i) $124 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $113 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $76 million for cash collected by LBSF on derivatives trades which collateralize notes, and is payable to collateralized noteholders, (iv) $52 million related to LBHI net collections since September 14, 2008 on assets reported on the books of LBHI related to Intercompany-Only Repurchase transactions (as defined below), (v) $23 million related to cash received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), to secure certain contingent liabilities, and (vi) $83 million related to other cash required to be restricted by various agreements.

Subrogated Receivables from Affiliates and Third Parties - JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $7.8 billion (the “Subrogated Receivables”), comprised primarily of $5.6 billion from LBI and $1.7 billion from LBSF. The LBI subrogated receivable was reduced by approximately $790 million during the second quarter of 2012 as a result of the distribution made on account of the RACERS Trust on its claims against LBHI, LCPI and LBSF on April 17, 2012.

The Transferred Collateral (including the RACERS Notes) consists of securities that are illiquid in nature and where prices are not readily available. The estimated fair value of a portion of the Transferred Collateral (excluding the RACERS Notes and the Securitization Instruments, defined below) for which the Company was able to obtain a value as of June 30, 2012, including restricted cash of approximately $25 million, totaled approximately $205 million. Approximately $145 million of cash collected on certain Transferred Collateral was applied to reduce the LBI subrogated receivable as of June 30, 2012. The ultimate recovery on the Subrogated Receivables will be determined by a number of factors including the distribution percentage to unsecured creditors of LBI, LBSF and LCPI, the resolution of the JPM derivatives claim asserted against LBSF and LBHI and the proceeds from the Transferred Collateral. It is likely that the ultimate recoveries will be substantially less than the total Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $149 million of inventory positions as of June 30, 2012 in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Spruce, and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of June 30, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests.

The Company has estimated the value of the Securitization Instruments at June 30, 2012 to be approximately $820 million ($322 million owned by LBHI (including $120 million of allocated cash) and $498 million owned by LCPI). The Securitization Instruments are collateralized by collected cash, a claim against a Non-Controlled Affiliate (for the Kingfisher structure), and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of June 30, 2012, of $278 million, $121 million, and $421 million, respectively.

Pursuant to multiple Bankruptcy Court orders entered in the Chapter 11 cases, certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected for (i) in “Derivatives Receivables and Related Assets” totaling approximately $226 million and for (ii) in “Receivables from Controlled Affiliates and other assets” totaling approximately $15 million, on the Company’s Balance Sheets as of June 30, 2012.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses.

As of June 30, 2012, the commercial real estate assets securing SASCO 2008-C-2, LLC (“SASCO”, a Debtor-Controlled entity) are reflected on LCPI’s ($1.7 billion) Balance Sheet with a corresponding secured receivable for approximately $1.7 billion from LCPI recorded by SASCO. LBHI’s assets securing SASCO, totaling approximately $291 million were sold during the second quarter of 2012. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and residual equity interests totaling $1.9 billion, reflected in “Investments in Affiliates”. The investment is comprised of: (i) LBHI and LCPI preferred interests of $686 million and $283 million, respectively and (ii) LCPI residual equity interests of $964 million. SASCO’s assets and liabilities are reflected on its Balance Sheet.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations and valuation models utilizing discounted future cash flow estimates.

Under an agreement (approved by the Bankruptcy Court) with an asset manager, effective September 1, 2011 (the “Asset Management Agreement”), the Company engaged the manager for various activities including: (i) provide active portfolio management with respect to the commercial loans portfolio and (ii) reduce and monitor unfunded commitments and letter of credit exposures. As of June 29, 2012 the Company engaged a new asset manager to manage the loan portfolio.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

On December 14, 2011, the Bankruptcy Court authorized the Company to sell its interests in Neuberger Berman Group (“NBG”) to NBG and its employees upon certain terms and conditions. On March 4, 2012, the Company and NBG entered into a redemption agreement and amended the NBG operating agreement (in each case, on terms consistent with the approved motion) to provide for (i) the redemption by NBG of the Company’s preferred equity stake and (ii) the redemption of its 48% common equity stake in NBG by no later than April 30, 2017, including redemption of up to 10% of NBG’s common equity to be committed to in 2012. The common equity redemptions may be funded through excess cash flow payments, employee deferred compensation and out-of-pocket funds and, in certain circumstances, debt. On March 16, 2012, NBG secured financing and redeemed in full the preferred equity held by the Company with a face value of $814 million, plus a Special Return of 2.5% and accrued preferred return from January 1, 2012 for a total amount of $851 million. The investment in NBG is recorded at $257 million, reflecting its common equity investment reduced by NBG’s purchases of approximately $30 million of common equity during the second quarter of 2012. The NBG common equity interests are beneficially owned by LBHI ($250 million) and several Debtor-Controlled entities ($7 million).

Derivatives Assets and Derivatives Liabilities

Derivative assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, and structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (v) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivative claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company and in most cases, agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims recorded by LBSF include (i) JPM claims subsequently subrogated to LBHI under the CDA and (ii) LBSF’s obligations under the RACERS swaps.

Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities

Investments in Controlled Entities reflect the investment in Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”), a wholly owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, on an equity basis in the amount of $399 million. In June 2012 the Company sold substantially all of Aurora to third party investors. Following the closing of its insured deposit portfolio, Aurora will continue to exist as a federal savings bank as it seeks to comply with the terms of a consent order it entered into along with thirteen other regulated institutions in April 2011. The investment in Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets as amounts ultimately realized may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with terms of those agreements, LBB is potentially liable for aggregate amounts up to a maximum of $100 million, if Aurora fails to pay under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability under the guarantee until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guaranty, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

As reported in Aurora’s December 31, 2011 Consolidated Financial Statements, the Department of Justice, other federal regulators and 49 state attorneys general, on February 9, 2012 announced settlement agreements with respect to the resolution of claims regarding certain foreclosure practices with five of the fourteen largest mortgage servicers. Aurora was not a party to those agreements. It is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora relating to these foreclosure practices. In addition, on April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent decrees with all fourteen servicers, including Aurora (the “April Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and requires a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 for compliance with specified local, state and federal requirements. Aurora has neither admitted nor denied the OTS’ findings. Aurora is unable to reasonably estimate the possible loss or range of loss arising from compliance with the requirements of the April Consent Order or claims that may arise from the mortgage foreclosure practices.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. The Company has, on a multiple occasions, met with representatives of LBI related to this and other topics. In the event that a valuation or settlement reflects a positive value, adjustments, which may be material, will be reflected in future balance sheets. On February 28, 2012, the Company and James W. Giddens, Trustee for the SIPA liquidation of LBI, announced that an agreement in principle has been reached to resolve all claims among their respective entities and that the agreement in principle is subject to documentation and various approvals, including the Bankruptcy Court. No details about the agreement were made available with the announcement. There is no assurance that an agreement among the parties will be consummated.

Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory, and administrative expense allocations totaling approximately $7.6 billion with the corresponding liability in Payables to Controlled Affiliates and Other Liabilities and (ii) other assets totaling approximately $719 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of June 30, 2012:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$-	$420	$-	$-	$420	$1,652	$2,072
Archstone Acquisition Entities (2)	329	2,646	-	-	2,975	-	2,975
Fundings for tax reserves at LBHI	-	313	264	21	598	47	645
Fundings and other activities (3)	1,070	134	(14)	(5)	1,186	735	1,921
Receivables from Controlled Affiliates	1,399	3,514	250	16	5,179	2,434	7,613

Receivable from Fenway (4)	205	-	-	-	205	-	205
Receivable from non-controlled broker dealers (5)	-	-	-	-	-	201	201
Foreign asset backed securities	63	-	-	-	63	-	63
Receivable from third party servicers or agents	-	16	-	-	16	29	45
Receivables for unsettled sales of loans at quarter-end	-	38	-	-	38	-	38
Other	68	9	56	11	144	22	167
Total Other Assets	336	63	56	11	466	253	719

Total Receivables from Controlled Affiliates and Other Assets	$1,735	$3,577	$307	$27	$5,645	$2,686	$8,332

(1)

Includes: (i) $420 million of assets encumbered to LCPI (comprised of $325 million in “Private Equity/Principal Investment” and $95 million in “Loans and Residential Real Estate”, both reflected on the Financial Instruments Summary and Activity schedule) and (ii) $1,652 million in Debtor-Controlled Entities related to assets encumbered at LCPI for the benefit of SASCO.

(2)	Includes amounts paid to achieve full ownership and control of Archstone Trust.

(3)	Includes $221 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(4)

Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $25 million payment received by LBHI during the second quarter of 2012 as a result of the first distribution under the Plan.

(5)	Third Party Receivables for proceeds from inventory positions sold, but not in the possession of the Company.

Administrative expenses allocation related to obligations for certain administrative services and bankruptcy related costs incurred through June 30, 2012 have been allocated to significant Debtor and Debtor-Controlled Entities. The costs incurred by LBHI on behalf of the Company are allocated in the following order: (i) assigned to a legal entity or among the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are identified as asset class support costs, but not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class (for derivatives balances only, utilizing recoveries and claims amounts). Indirect Costs are generally for the overall management of the Company and/or cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs (e.g. key vendors providing holding company and bankruptcy-related services and the Company support staff compensation) are initially allocated at 30% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class. The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future balance sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against allocation of administrative costs. As a result, LBSF’s allocated costs have been offset against this credit starting with the fourth quarter of 2011. As of June 30, 2012 approximately $120 million has been applied against this credit. For further information of the Debtor Allocation Agreement, refer to Article VI of the Plan. The Debtor Allocation Agreement also provides that the expenses of the administration of the assets and liabilities of the Company shall be allocated by the Plan Administrator pursuant to one or more agreements that are effectuated subsequent to the Effective Date and that are approved the respective boards of directors or managers of the relevant entities. The Plan Administrator has not yet proposed agreements concerning such allocations.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another subject to a Cash Management Order approved by the Bankruptcy Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims against LBHI for this cash.

Encumbered Inventory - Intercompany-Only Repurchase Transactions, RACERS and Fenway

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. Underlying assets related to Intercompany-Only Repurchase Transactions, RACERS (“Racers Assets”) and Fenway (“Fenway Assets” together with the Racers Assets and the Intercompany-Only Repurchase Transactions, collectively “Affected Assets”) were not transferred and were reflected on the Balance Sheets of the originating entity with a corresponding secured payable to LCPI or LBHI.

The Balance Sheets as of December 31, 2011 reflected the alignment of legal title and beneficial ownership for a majority of the Affected Assets. However, certain residential loans, totaling approximately $95 million, have not been transferred as of June 30, 2012, because the legal ownership is required to be maintained by the originating entity under various legal agreements, and therefore remain encumbered on the Balance Sheet of the originating entity with a corresponding secured payable to LCPI. During the second quarter of 2012 (i) approximately $26 million and $151 million of Fenway Assets were transferred from LCPI and ALI, respectively, to PAMI Holdings LLC, a wholly-owned subsidiary of LBHI, resulting in a corresponding decrease of LBHI post-petition receivables from LCPI and ALI and (ii) approximately $67 million of residential loans were transferred from LBHI to LCPI. As a result of these transfers, the encumbrance on these assets was released.

Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. When applicable, these balances reflect cash distributions during the quarter.

The following table summarizes the Due from/to Non-controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of June 30, 2012:

	LBHI		LBSF (1)		LCPI
($ in millions)	Due from	Due to (3)	Due from	Due to (3)	Due from	Due to (3)
Lehman Brothers Treasury Co BV.	$-	$(32,952)	$1,023	$-	$-	$-
Lehman Brothers Finance S.A. (2) (5)	14,325	-	-	(64)	-	-
Lehman Brothers Inc. (2)	12,480	-	2,763	-	112	-
Lehman Brothers Bankhaus A.G.	-	(7,055)	-	(225)	-	(1,452)
Lehman Brothers Asia Holding Limited	7,551	-	-	(28)	-	(203)
Lehman Brothers Securities NV	-	(4,935)	-	(60)	-	-
Lehman Brothers (Luxembourg) S.A.	1,011	-	-	-	-	-
Lehman Brothers International (Europe) Inc.	-	(1,008)	-	(720)	29	-
LB Commercial Corp. Asia Limited	1,131	-	15	-	-	(2)
Lehman Re Limited	-	(397)	-	(20)	-	(432)
Other (4)	8,733	(7,615)	657	(339)	197	(399)
Total	$45,232	$(53,962)	$4,458	$(1,456)	$338	$(2,488)

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. includes approximately $28 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.

(2)	Balances with Lehman Brothers Inc. and Lehman Brothers Finance S.A. (“LBF”) reflect historical balances, as the Company has not yet entered into settlement agreements with these counterparties.

(3)	“Due to” balances with counterparties are reflected in Liabilities Subject to Compromise on the June 30, 2012 Balance Sheets.

(4)	Other includes balances with counterparties that have settled or are being managed by a third party liquidator.

(5)

LBSF posted cash collateral with a derivatives counterparty prior to bankruptcy. After review, it was determined that approximately $300 million was posted on behalf of LBF. Accordingly, an adjustment was recorded to reduce the payable from LBSF to LBF as of June 30, 2012.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $7.6 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $1.4 billion.

The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of June 30, 2012:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
				Other
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$95	$1,652	$-	$-	$1,747	$325	$2,072
Archstone Acquisition Entities (2)	-	-	-	-	-	2,975	2,975
Fundings for tax reserves at LBHI	645	-	-		645	-	645
Fundings and other activities (3)	624	346	1	300	1,271	650	1,921
Payables to Controlled Affiliates	1,364	1,998	1	300	3,663	3,950	7,613

Distributions on Allowed Claims (not remitted)	495	200	169	2	866	-	866
Misdirected wires	113	-	-	-	113	-	113
Accrual for Professional fees	106	-	-	-	106	-	106
Accrual for Compensation (bonus and severance)	10	-	-	-	10	50	60
Miscellaneous Tax Accrual - Post Petition	13	13	-	-	26	-	26
Other	28	70	-	1	100	176	276
Total Other Liabilities	765	284	169	3	1,220	226	1,446

Total Payables to Controlled Affiliates and other liabilities	$2,129	$2,282	$169	$303	$4,883	$4,176	$9,059

(1)

Include: (i) $95 million of residential real estate assets in LBHI encumbered to LCPI, (ii) $1,652 million of encumbered assets at LCPI held for the benefit of SASCO, and (iii) $325 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.

(2)	Includes amounts paid to achieve full ownership and control of Archstone Trust.

(3)	Includes $221 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

Taxes Payable

As of June 30, 2012, the Company has recorded an estimate of approximately $1.55 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. Although LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.0 billion) it has not recorded a reserve for expected realization or collectability.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/ adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s prepetition taxable years; however, significant issues remain in dispute and continue to be the subject of negotiation or litigation. Most, but not all, of the issues covered by the interim settlement were reflected by the IRS in its claim when filed. The IRS’s claim also does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

As of June 30, 2012, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $700 million. Of this amount, approximately $627 million is attributable to New York City. The remaining approximately $70 million is attributable to the remaining claims. On April 20, 2011, the Debtors entered into a settlement agreement with New York State for a cash payment amount of $144.1 million, which settlement agreement was approved by the Bankruptcy Court on May 18, 2011. Pursuant to the Bankruptcy Court’s order, payment has since been made and the rights of the Debtors and the other Lehman Affiliates to challenge the allocation of such payment have been reserved. This payment has satisfied the New York State claim representing tax years under audit for periods prior to the Commencement Date. The Debtors are also actively engaged in a resolution process with New York City and have made substantial progress. The Debtors currently believe that the New York City Priority Tax Claims will ultimately be settled for less than the $627 million claimed amount; however, the Debtors have established a cash reserve to cover the claim amount.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Liabilities Subject to Compromise

Liabilities Subject to Compromise as of June 30, 2012 have been estimated at approximately $335 billion, reflecting a reduction in claims estimate of approximately $22.5 billion as a result of the first distribution to creditors on April 17, 2012.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through June 30, 2012, the Debtors have allowed approximately $304 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. In doing so, it has determined that its current estimates of Liabilities Subject to Compromise for each of the Debtors represent the best estimate, based on the information available to date. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including claims’ settlements, distributions, Bankruptcy Court decisions, etc. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On March 6, 2012 the Debtors announced the occurrence of the Effective Date of their Plan and emergence from Chapter 11. The Debtors commenced the first distribution to creditors on April 17, 2012 of approximately $22.5 billion (including approximately $8 billion distributed to other Debtors or Debtor-Controlled Entities within the Company). The distribution was made to record holders of claims as of March 18, 2012.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2012

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$2,758	$810	$101	$227	$4	$7	$1	$1,856	$0	$5	$5,768	$2,482	$8,251

Cash and short-term investments pledged or restricted	8,880	2,152	462	428	139	218	298	369	7	105	13,058	588	13,646

Financial instruments and other inventory positions:
Commercial Real estate	285	0	-	-	-	-	-	3,636	619	4	4,544	5,329	9,873
Loans and Residential Real Estate	373	11	-	-	-	-	-	1,318	-	-	1,702	346	2,048
Principal investments	455	0	-	-	-	-	-	496	-	-	951	3,374	4,325
Derivative Receivables and Related Assets	-	2,441	32	13	103	42	3	2	-	25	2,662	39	2,701

Total Financial instruments and other inventory positions	1,113	2,452	32	13	103	42	3	5,452	619	29	9,859	9,088	18,947

Subrogated Receivables from Affiliates and Third Parties	7,770	-	-	-	-	-	-	-	-	-	7,770	-	7,770

Receivables from Controlled Affiliates and other assets	1,735	307	11	10	0	1	2	3,577	(0)	2	5,645	2,686	8,332

Investments in Affiliates	(39,290)	297	(0)	-	-	-	-	1,783	-	(123)	(37,333)	(37,047)	(74,380)

Due from Affiliates:
Controlled Affiliates	56,702	1,502	346	21	-	0	2	7,140	0	827	66,540	8,439	74,980
Non-Controlled Affiliates	45,232	4,458	1,745	1,390	1,298	0	0	338	-	82	54,543	5,595	60,138

Total Due from Affiliates	101,934	5,960	2,090	1,410	1,298	0	2	7,479	0	909	121,083	14,034	135,117

Total Assets	$84,901	$11,978	$2,696	$2,088	$1,545	$268	$305	$20,516	$626	$927	$125,851	$(8,169)	$117,683

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,129	$169	$1	$1	$1	$-	$0	$2,282	$286	$14	$4,883	$4,176	$9,059

Due to Affiliates:
Controlled Affiliates	-	0	-	-	-	-	-	0	0	-	0	22,577	22,577
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	2,248	2,248

Total Due to Affiliates	-	0	-	-	-	-	-	0	0	-	0	24,825	24,825

Secured Claims Payable to Third Parties	2,035	127	-	-	-	-	-	-	-	-	2,163	-	2,163

Taxes Payable	1,035	9	-	3	-	-	-	35	-	1	1,083	467	1,550

Liabilities Subject to Compromise	260,120	40,235	2,371	1,575	1,095	7	102	27,218	593	1,991	335,308	0	335,308

Total Liabilities	265,320	40,541	2,373	1,579	1,096	7	103	29,534	879	2,005	343,437	29,467	372,904

Stockholders’ Equity	(180,419)	(28,563)	323	509	449	261	203	(9,018)	(252)	(1,078)	(217,585)	(37,636)	(255,221)

Total Liabilities and Stockholders' Equity	$84,901	$11,978	$2,696	$2,088	$1,545	$268	$305	$20,516	$626	$927	$125,851	$(8,169)	$117,683

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor's Balance Sheets are presented on page 15.
(3)	Certain Debtor-Controlled entity's Balance Sheets are presented on page 16.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2012 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$1	$0	$1	$-	$0	$-	$-	$(0)	$3	$-	$-	$(0)	$0	$5

Cash and short-term investments pledged or restricted	4	21	3	5	42	12	2	1	-	14	-	-	-	1	105

Financial instruments and other inventory positions:
Commercial Real estate	-	-	-	-	-	-	-	4	-	-	-	-	0	-	4
Loans and Residential Real Estate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Principal investments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Derivative Receivables and Related Assets	-	-	-	-	-	-	-	-	-	-	-	-	-	25	25

Total Financial instruments and other inventory positions	-	-	-	-	-	-	-	4	-	-	-	-	0	25	29

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	0	-	-	-	-	0	-	1	0	-	-	0	-	-	2

Investments in Affiliates	-	-	-	-	-	-	(123)	-	-	-	-	-	-	-	(123)

Due from Affiliates:
Controlled Affiliates	189	-	0	0	541	-	58	-	-	2	-	-	-	37	827
Non-Controlled Affiliates	2	-	-	-	8	9	-	-	-	-	-	-	-	64	82

Total Due from Affiliates	191	-	0	0	549	9	58	-	-	2	-	-	-	100	909

Total Assets	$195	$22	$3	$6	$590	$21	$(63)	$6	$0	$19	$-	$0	$0	$127	$927

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$0	$12	$0	$0	$0	$0	$0	$0	$0	$0	$14

Due to Affiliates:
Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Total Due to Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Taxes Payable	-	-	-	-	1	-	-	-	-	-	-	-	-	-	1

Liabilities Subject to Compromise	47	22	8	9	1,503	3	-	6	40	14	8	10	0	320	1,991

Total Liabilities	47	22	8	9	1,503	15	0	6	40	14	8	10	0	321	2,005

Stockholders' Equity	148	0	(5)	(4)	(913)	6	(63)	(1)	(40)	5	(8)	(10)	0	(194)	(1,078)

Total Liabilities and Stockholders’ Equity
	$195	$22	$3	$6	$590	$21	$(63)	$6	$0	$19	$-	$0	$0	$127	$927

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of June 30, 2012 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	LB Hercules Holdings LLC (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	SASCO 2008 C-2 LLC (4)	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$551	$84	$696	$98	$7	$66	$10	$970	$-	$2,482

Cash and short-term investments pledged or restricted	-	-	-	-	539	-	-	49	-	588

Financial instruments and other inventory positions:
Commercial Real Estate	3,283	568	29	-	34	572	274	568	-	5,329
Loans and Residential Real Estate	53	5	2	-	276	-	-	10	-	346
Principal investments	6	-	2,125	191	-	-	-	1,053	-	3,374
Derivative Receivables and Related Assets	0	-	0	-	24	-	-	15	-	39

Total Financial instruments and other inventory positions	3,343	573	2,156	191	334	572	274	1,646	-	9,088

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	276	64	164	23	25	-	1,652	755	(272)	2,686

Investments in Affiliates	(39,623)	(0)	0	-	404	-	-	100	2,072	(37,047)

Due from Affiliates:
Controlled Affiliates	6,635	-	783	14	0	-	-	3,023	(2,016)	8,439
Non-Controlled Affiliates	2,152	-	534	25	1	-	-	2,882	-	5,595

Total Due from Affiliates	8,787	-	1,317	39	1	-	-	5,905	(2,016)	14,034

Total Assets	$(26,666)	$721	$4,334	$351	$1,310	$638	$1,935	$9,425	$(216)	$(8,169)

Liabilities and stockholders' equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,859	$39	$347	$27	$8	$61	$3	$1,108	$(276)	$4,176

Due to Affiliates:
Controlled Affiliates	11,820	-	6,246	44	146	-	-	6,336	(2,015)	22,577
Non-Controlled Affiliates	69	-	157	6	0	-	-	2,015	-	2,248

Total Due to Affiliates	11,889	-	6,403	51	147	-	-	8,351	(2,015)	24,825

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-

Taxes Payable	430	-	25	3	-	-	-	9	-	467

Liabilities Subject to Compromise	0	-	-	-	-	-	-	0	-	0

Total Liabilities	15,177	39	6,775	81	155	61	3	9,468	(2,291)	29,467

Stockholders' Equity	(41,843)	682	(2,442)	270	1,156	576	1,933	(43)	2,075	(37,636)

Total Liabilities and Stockholders' Equity	$(26,666)	$721	$4,334	$351	$1,310	$638	$1,935	$9,425	$(216)	$(8,169)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and Sasco 2008 C-2 LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Lehman Brothers Bancorp Inc. includes its wholly owned subsidiaries, Woodlands Commercial Corp and Aurora Bank FSB.
(4)

Sasco 2008 C-2 LLC (Sasco) includes secured receivables from LBHI and LCPI related to the participations of commercial real estate loans. The preferred equity interests in Sasco are held by LBHI (70.7%) and LCPI (29.3%).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

	CONTENTS
1.	Introductory Notes	18

2.	Highlights — Section 15.6(b)(ii)(A)	19
	2.1. Trends and Uncertainties
	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures — Section 15.6(b)(ii)(B)	21

4.	Asset Sales, Restructurings and Other — Section 15.6(b)(ii)(C)	22

5.	Claims Update — Section 15.6(b)(ii)(D)	24
	5.1. Claims Reconciliation and Resolution Update

6.	Litigation Update — Section 15.6(b)(ii)(E)	25

7.	Costs and Expenses — Section 15.6(b)(ii)(F)	27

8.	Appendix A — Glossary of Terms	28

Section references above are to the Plan.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2012+ Cash Flow Estimates (Docket 29641)) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

The Company continues to pursue the objective of value maximization and prompt cash distributions to creditors through the execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company is expecting to make semi-annual distributions to creditors of all debtors (but each entity is subject to review at each Distribution Date), and the Company is focused on optimizing the cash available for these distributions.

During the quarter ended March 31, 2012, the Plan became effective and the Debtors emerged from bankruptcy on March 6, 2012 (the “Effective Date”) with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). Under the Board’s direction, a review of the Company’s operations was undertaken, which included an analysis of the Company’s approach to asset monetization decisions, influenced by the Company’s post-Effective Date ability to distribute cash to creditors. In general, the Company is pursuing the prompt monetization of assets for which fair values can be achieved in relatively liquid markets. In other situations, the Company is managing assets to create optimal future monetization opportunities. Concurrently, the Company continues to assess claims, determine which should be allowed, and contest those which the Company believes to be overstated, invalid or misclassified.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

2.	HIGHLIGHTS — Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The 2012+ Cash Flow Estimates and its accompanying notes, which were filed on July 25, 2012, reflected the Company’s most recently published views on trends, events, material changes in market values or reserves, commitments, and uncertainties that have, or are reasonably likely to have, a material effect on the Company’s financial condition as shown in the accompanying Balance Sheets. Except as noted herein or in the Notes to the Supplemental Schedules to the June 30, 2012 Balance Sheets or in the Notes accompanying the 2012+ Cash Flow Estimates, the Company is not aware of any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended June 30, 2012:

•	An initial distribution to creditors of $22.5 billion, including $14.2 billion of payments to third party creditors and $8.3 billion among the Debtors and Debtor-Controlled Entities;

•	Gross receipts of approximately $4.7 billion in the quarter ending June 30, 2012, including:

¡	Asset management and monetization activities of approximately $3.6 billion, including:

•

In May 2012, the Company received approximately $764 million related to the sale of a portfolio of multi-family apartments, along with certain joint venture interests in LCOR Inc., a real estate operating and development company, to a joint venture owned by affiliates of LCOR Inc. and the California State Teachers’ Retirement System (CalSTRS). The Company’s proceeds also include the release of cash to the Company from various operating properties and are net of the payoff of certain property level debt and transaction fees;

•	The receipt of $221 million from various derivative counterparties under the “Derivatives Settlement Framework”;

•	The receipt of a dividend of $130 million in May 2012 from Formula One. An announced IPO was postponed due to general market conditions;

¡

The release of $378 million (including interest) of collateral from BofA per an agreement negotiated as a resolution to certain litigation issues in conjunction with the “Derivatives Settlement Framework”;

¡	The receipt of $282 million in distributions from Non-Controlled Affiliates, primarily $200 million from Lehman Brothers Commercial Corporation Asia;

¡

The closure of multiple transactions with unaffiliated third parties providing for the sale, as of June 30, 2012, of substantially all of Aurora’s assets and the assumption of substantially all of Aurora’s insured liabilities;

•

Total payments of $432 million from Debtor-Controlled Entities to Non-Controlled Affiliates, primarily $400 million to Lehman Brothers Asia Holdings, in connection with pre-September 15, 2008 intercompany obligations.

For the period subsequent to June 30, 2012:

•	Gross receipts of approximately $2.5 billion in July and August 2012 including:

¡	Receipt of approximately $1.1 billion in distributions from Non-Controlled Affiliates, primarily $948 million from Lehman Brothers Asia Holdings.

Other Activities:

•	Commercial Real Estate:

¡	Archstone Inc. filed an S-11 on August 10, 2012, regarding an Initial Public Offering of its stock;

•	Claims:

¡

On October 1, 2012, the Company will be making its second distribution to creditors with allowed unsecured claims. The Company expects to distribute approximately $10.5 billion. Please see Docket No. 31082 for further details;

¡

The mediation with trustees for Residential Mortgage Backed Securities (“RMBS”) securitizations failed to produce a resolution to the trustees’ claims. Accordingly, the Company is preparing motions to object to their claim which could result in a protracted litigation;

•	Other:

¡

On July 18, 2012, the United States Bankruptcy Court granted the Company authorization to settle claims with a settlement value less than or equal to $200 million without Court approval. See Docket No. 29505 for additional information.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

3.	INVESTMENTS AND EXPENDITURES — Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between April 1, 2012 and June 30, 2012 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

($ millions)
Archstone — Real Estate (1)	$1,718

Lehman Re Settlement — Asset Purchase — Real Estate (2)	32

Crescent Austin — Real Estate (3)	28

Total Investments & Permitted Expenditures	$1,779

1.	Acquired for $1,650 million approximately 26.5% of Archstone Inc. through a wholly-owned special purpose entity of LCPI. Additionally, $68 million was funded under the Archstone Corporate Revolving Credit Facility which was fully repaid and terminated in August.

2.	Loans purchased from Lehman Re pursuant to the settlement agreement. See Docket No. 25864 for additional information.

3.	Disbursement related to the payoff of a matured senior loan provided by a third party lender secured by property owned by the Company.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements, and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2012+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetization”:

($ millions)	Actual Principal Collected (2)	2012+ Cash Flow Estimates (3)	3/31/2012 Balance Sheets Value (4)	Realized Gain /(Loss) Relative to 2012+ Cash Flow Estimate (5)	Realized Gain /(Loss) Relative to 3/31/12 Balance Sheets Value (6)
Loans and Securitizations
H 2008-3 Cayman (HD Supply)	$65	$65	$59	$-	$6
Och Ziff	204	204	196	-	8
Altegrity (USIS)	76	76	70	0	6
PQ Corporation	64	64	63	0	1
Verano Senior Note	62	69	56	(7)	6

Total Loans and Securitizations (7)	$470	$477	$444	$(7)	$27

Private Equity / Principal Investments
Neuberger Berman Equity	$30	$30	$30	$-	$-
Formula One	130	130	130	-	-
Cordillera Energy Partners	109	109	109	-	(0)
Kingfisher - Class A Notes	31	31	31	-	-
GP and LP Stakes in PE and Hedge Funds	267	267	274	-	(7)

Total Private Equity / Principal Investments	$567	$567	$574	$-	$(7)

Derivatives (8)
Deal A	$67	$67	$67	$-	$-
Deal B	60	60	60	-	-

Total Derivatives	$127	$127	$127	$-	$-

Real Estate (8)
LCOR (Group)	$764	$755	$721	$9	$43
Rosslyn	82	81	72	1	10
Calwest	87	74	69	12	18
Deal 1	309	302	291	6	18
Deal 2	8	8	7	-	1

Total Real Estate	$1,249	$1,221	$1,159	$28	$90

Total Significant Monetizations	$2,413	$2,392	$2,304	$22	$109

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

2.	Partial monetizations below $5 million are not reflected above.

3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2012+ Cash Flow Estimates for the asset.

4.	Represents the recorded value reported on the prior period balance sheet (as of March 31, 2012) for the asset.

5.	Represents the realized gain/(loss) relative to the 2012+ Cash Flow Estimates amount for the asset. Such cash flow estimates were compiled coincident with the end of the quarter and generally align with the actual collections.

6.	Represents the realized gain/(loss) relative to the recorded value reported on the March 31, 2012 Balance Sheets for the asset.

7.	As of June 30, 2012, within Corporate Loans, there are 2 significant positions which are undergoing a restructuring. In aggregate, these assets have a total funded amount of $388 million.

8.	Certain monetizations are anonymous due to confidentiality requirements.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1) (2)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		Second Quarter Activity			June 30, 2012 Claims Balance
Claim Category	March 31, 2012 Claims Balance	Additional Allowed Claims	Change in Active Claims	June 30, 2012 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.8	$0.1	$(0.1)	$99.8	$99.0	$-	$-	$0.8
Derivatives	26.4	0.4	(0.5)	26.3	-	0.0	23.8	2.5
Other	23.8	0.0	0.0	23.9	12.0	7.7	2.2	2.0

Total Direct Claims	150.0	0.5	(0.6)	149.9	111.1	7.7	26.0	5.3

Affiliate Claims Direct	107.9	0.0	0.5	108.4	58.7	23.0	21.6	5.0
Affiliate Guarantee Claims	11.6	0.0	0.0	11.6	11.6	-	-	-
Third Party Guarantee Claims	88.5	0.2	(0.6)	88.1	88.1	-	-	-

Total Liabilities Subject to Compromise	358.0	0.7	(0.7)	358.0	269.5	30.7	47.6	10.3

Taxes Payable	1.1	-	-	1.1	1.0	0.0	0.0	-
Secured Claims Payable to Third parties	2.1	-	0.1	2.2	2.0	-	0.1	-

Total Claims	$361.2	$0.7	$(0.6)	$361.3	$272.6	$30.7	$47.7	$10.3

Allowed Claims as of June 30, 2012	$303.0	$0.7	$-	$303.7	$227.2	$30.5	$38.6	$7.4
Active Claims to be resolved	58.2	-	(0.6)	57.6	45.4	0.2	9.1	2.9

Total Claims	$361.2	$0.7	$(0.6)	$361.3	$272.6	$30.7	$47.7	$10.3

Less : April 2012 Claims Distributions				(22.7)	(9.5)	(3.5)	(7.3)	(2.5)

Net Claim Liability at June 30, 2012				$338.6	$263.2	$27.3	$40.4	$7.8

(1)	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.
(2)	There were no claims allowed in excess of $250 million in the second quarter of 2012.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

6.	LITIGATION UPDATE — Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing on July 30 2012:

LBHI v. JPMorgan Chase Bank, N.A.

Citigroup Litigation

Ballyrock Litigation

SPV Avoidance Actions

Federal Tax Litigation

Michigan State Housing Development Authority Litigation

Republic of Italy

LMA Avoidance Actions Litigation

Turnberry Litigation

On February 27, 2009, Turnberry/Centra Sub, LLC, Turnberry/Centra Office Sub, LLC., Turnberry Retail Holding, L.P., Jacquelyn Soffer and Jeffrey Soffer (collectively, “Plaintiffs”) filed an adversary proceeding against LBHI and Lehman Brothers Bank, FSB (“LBB”; collectively referred to as “Lehman” or “Defendants”) in the Bankruptcy Court, based on Lehman’s alleged wrongdoing in connection with financing for the Town Square project in Las Vegas, Nevada. In the original complaint and amended complaint filed thereafter, Plaintiffs allege that Lehman committed breaches of contract and other wrongdoing, including engaging in fraud, by failing to honor draw requests under an interim financing agreement, dated July 25, 2007, between LBHI and the Soffers following LBHI’s chapter 11 filing and by failing to provide permanent financing for the Town Square project as promised. On November 17, 2011, Plaintiffs filed an amended complaint adding claims based on Lehman’s alleged misrepresentations concerning its financial condition. Defendants filed an answer and counterclaims to the original complaint, denying the claims and seeking recovery against the Soffers as the borrowers under the interim financing agreement under which the Soffers owe approximately $87.5 million. Defendants filed a motion to dismiss all but the breach of contract claim in the amended complaint on January 13, 2012.

At the status conference held on June 13, 2012, Plaintiffs agreed to dismiss their fraud-based claims that were subject to the motion to dismiss. At a subsequent status conference held on August 15, 2012, following unsuccessful efforts to settle the case, the Bankruptcy Court ruled from the bench and granted Lehman’s motion to dismiss all remaining claims subject to the motion and issued an order on August 30, 2012 confirming that ruling. The only remaining claim is one for breach of contract based on alleged failures to fund.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

Fontainebleau Litigation

On February 11, 2010, LBHI, as lender and as agent for other lenders, filed adversary proceedings against Jeffrey Soffer and Fontainebleau Resorts, LLC (collectively, “Defendants”) in the Bankruptcy Court, seeking to recover against Defendants as guarantors for amounts owed under senior and mezzanine financing agreements for the retail portion of the Fontainebleau project in Las Vegas, Nevada. LBHI and other lenders agreed to provide senior financing in an aggregate original amount of $315 million and LBHI agreed to provide mezzanine financing in an original aggregate amount of $85 million pursuant to agreements dated June 6, 2007. The outstanding amounts owed LBHI under the senior loan and the mezzanine loans are approximately $168 million and $129 million, respectively. The retail borrower for the Fontainebleau project filed a Chapter 11 petition on November 25, 2009 after the resort borrower filed a Chapter 11 petition in June 2009. Defendants have filed amended counterclaims against LBHI based on alleged misrepresentations regarding LBHI’s financial condition and the failure to honor permanent financing commitments made in connection with the Turnberry project. LBHI filed a motion to dismiss the amended counterclaims, which are substantially similar to the fraud-based claims asserted in the Turnberry litigation, on January 13, 2012.

At the status conference held on June 13, 2012, Defendants agreed to dismiss their fraud-based counterclaims that were subject to the motion to dismiss. At a subsequent status conference held on August 15, 2012, following unsuccessful efforts to settle the case, the Bankruptcy Court ruled from the bench and granted LBHI’s motion to dismiss all remaining counterclaims subject to the motion and issued an order on August 30, 2012 confirming that ruling.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

7.	COSTS AND EXPENSES — Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. Payments of certain amounts for services rendered prior to the Effective Date have been withheld pending approval of the Bankruptcy Court. The cash disbursements for the Company’s material costs and expenses paid through the quarter ended June 30, 2012, were:

($ millions)	Quarter Ended June 2012	Year to Date June 2012	2012 + CFE 2012 Full Year Estimate
Professional Fees (1) (2)	$69	$143	$348
Compensation and Benefits (3)	31	166	246
Outsourced Services & IT Activities	20	42	84
Other Operating Disbursements	13	23	36

Total Investments & Permitted Expenditures	$133	$374	$714

Notes:

1.	The lower run-rate for professional fees as of June 2012, compared to the 2012 Full Year Estimate, is primarily attributed to the timing of payments to professional vendors for services rendered in 2012 and the payments to be made on Holdbacks.

2.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

3.	Compensation and Benefits include amounts paid in the first quarter of 2012 to employees for bonuses for 2011, as well as amounts paid to Alvarez & Marsal as interim management.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended June 30, 2012

APPENDIX A            GLOSSARY OF TERMS

TERM	DEFINITION
2012+ Cash Flow Estimates	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 25, 2012 (Docket 29641)
Archstone Inc.	Archstone Enterprise LP
Aurora	Aurora Bank FSB f/k/a Lehman Brothers Bank, FSB
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
BofA	Bank of America, N.A. and affiliates
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Derivatives Settlement Framework	A settlement approach with the intent of creating a standardized and uniform approach to settling unresolved Derivative Claims and Derivative Guarantee Claims.
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
Estimate Period	The period from January 1, 2012, through the projected end of Company activities
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
Non-Controlled Affiliates	Entities being managed by another Administrator
MD&A	Management’s Discussion & Analysis
OCC	Office of the Comptroller of the Currency, the successor regulator to the OTS
OTS	Office of Thrift Supervision
Plan	The Third Amended Joint Chapter 11 Plan, filed August 31, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

April 1, 2012 - June 30, 2012

(Unaudited)	As of June 30, 2012					(Activity 04/01/12 - 06/30/12)

$ in millions	Encumbered (2)	Unencumbered		As Reported March 31, 2012 Total		Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (5)	Cash (4)
			Total		Change			(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$-	$284	$284	$844	$(560)	$(17)	$64	$(608)	$0
Lehman Commercial Paper Inc.	1,652	1,986	3,637	3,855	(218)	(226)	140	(331)	199
PAMI Statler Arms LLC	-	0	0	9	(9)	-	3	(12)	-
Lux Residential Properties Loan Finance S.a.r.l	-	619	619	589	30	-	30	-	-
LB Rose Ranch LLC	-	4	4	5	(1)	-	(2)	-	-

Subtotal Debtors	1,652	2,893	4,544	5,302	(758)	(242)	236	(950)	199

Debtor-Controlled	-	5,329	5,329	4,278	1,051	(81)	118	(722)	1,736

Total Commercial Real Estate	1,652	8,221	9,873	9,580	293	(324)	354	(1,673)	1,936

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	95	278	374	470	(96)	(70)	59	(84)	-
Lehman Brothers Special Financing Inc.	-	11	11	13	(2)	-	(2)	-	-
Lehman Commercial Paper Inc.	-	1,318	1,318	1,779	(461)	252	(76)	(655)	18

Subtotal Debtors	95	1,607	1,702	2,261	(560)	181	(19)	(739)	18
Debtor-Controlled	0	346	346	244	102	116	4	(36)	18

Total Loans and Residential Real Estate	96	1,953	2,048	2,505	(458)	297	(16)	(776)	36

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	-	455	455	532	(77)	-	(8)	(70)	0
Lehman Commercial Paper Inc.	-	496	496	525	(29)	1	5	(35)	-

Subtotal Debtors	-	951	951	1,057	(106)	1	(3)	(105)	0
Debtor-Controlled.	325	3,050	3,375	3,780	(405)	9	143	(561)	4
Total Private Equity / Principal Investments	325	4,000	4,325	4,837	(512)	11	139	(666)	4

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	66	2,374	2,441	2,378	63	306	27	(271)	-
Lehman Brothers Commodity Services Inc.	-	32	32	78	(46)	-	3	(49)	-
Lehman Brothers OTC Derivatives Inc.	-	103	103	104	(1)	-	(1)	(0)	-
Lehman Brothers Commercial Corp.	-	13	13	181	(168)	-	(1)	(167)	-
Lehman Commercial Paper Inc.	-	2	2	9	(7)	-	2	(8)	-
Other Debtors	-	70	70	63	7	6	(2)	-	4
Subtotal Debtors	66	2,595	2,662	2,813	(151)	312	28	(496)	4

Debtor-Controlled	-	39	39	32	7	2	(2)	-	7

Total Derivative Receivables and Related Assets	66	2,634	2,700	2,845	(145)	314	26	(496)	11

Totals	$2,139	$16,808	$18,947	$19,767	$(821)	$298	$504	$(3,610)	$1,987

Notes:

All values that are exactly zero are shown as “–”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the April 1, 2012 and June 30, 2012 Balance Sheets.

(2)	Encumbered assets include: (i) Intercompany-Only Repurchase transactions for $96 million and Other for $325 million, all encumbered to LCPI; (ii) LCPI assets for $1,652 million encumbered to SASCO; and (iii) $66 million encumbered to collateralized lenders.

(3)	Primarily includes: (i) transfer of certain real estate positions into Loans and RESI for $318 million from CRE (LBHI $17 million, LCPI $185 million, and Debtor- Controlled $116 million); (ii) transfer of certain real estate positions in CRE for $41 million from LCPI to Debtor-Controlled; (iii) transfer of mortgage servicing rights assets out of LBHI in Loans and RESI for $20 million to Aurora for capital contribution; (iv) transfer of positions in Loans and RESI for $67 million from LBHI to LCPI related to assets previously reported in LBHI as encumbered to LCPI; and (v) reclassification in Derivatives for $314 million as of March 31, 2012 related to futures and OTC hedges previously reported in Receivables from Controlled Affiliates and Other Assets to Financial instruments and other inventory positions.

(4)	Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. Cash disbursements include $1.6 billion in CRE for the purchase of the remaining 26.5% ownership of Archstone Trust. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

(5)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type

As of June 30, 2012

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities(2)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances(5)

Commercial Real Estate
North America
Whole loans
Senior	$67	$148	$-	$216	$97	$12	$8	$71	$404	$ 861
B-notes/Mezzanine	74	333	-	407	6	-	-	2	415	801
Corporate Loans	-	327	-	327	-	-	-	-	327	330
Equity	53	519	619	1,191	1,465	273	219	3,437	6,585	9,931
Real Estate Owned	1	209	4	214	358	238	344	211	1,365	4,027
Other	38	48	0	86	0	9	1	18	114	209

Subtotal	234	1,585	623	2,441	1,925	532	572	3,741	9,212	16,160
Europe
Whole loans
Senior	-	73	-	73	-	-	-	-	73	98
B-notes/Mezzanine	-	199	-	199	-	-	-	-	199	276
Equity	11	34	-	45	-	-	-	161	206	623
Other	11	3	-	14	-	-	-	-	14	2

Subtotal	22	308	-	330	-	-	-	161	492	999
Asia
Whole loans
Senior	-	-	-	-	-	-	-	11	11	47
Equity	-	-	-	-	-	-	-	37	37	40
Other	-	-	-	-	-	-	-	1	1	8

Subtotal	-	-	-	-	-	-	-	49	49	96

Securitization Instruments(3)	28	93	-	121	-	-	-	-	121	126

Total Commercial Real Estate (1)	$284	$1,986	$623	$2,893	$1,925	$532	$572	$3,951	$9,873	$17,380

Assets held for the benefit of: (4)
SASCO	-	1,652	-	1,652	(1,652)	-	-	-	-

	$-	$1,652	$-	$1,652	$(1,652)	$-	$-	$-	$-

Total per Balance Sheets	$284	$3,637	$623	$4,544	$274	$532	$572	$3,951	$9,873	$17,380

Notes:

(1)

The amounts included in Total Commercial Real Estate reflect by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Primarily includes the Archstone acquisition entities.

(3)

These financial instruments include Senior Notes, Mezzanine Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce). Refer to the Notes to the Balance Sheets for further discussion.

(4)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

(5)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are approximately 60 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $790 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region(1)

As of June 30, 2012

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances(2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$151	$56	$-	$207	$259
Hotel	76	-	-	76	115
Multi-family	26	-	-	26	24
Retail	-	12	11	23	64
Condominium	21	5	-	26	195
Land	120	-	-	120	326
Other	11	-	-	11	23

Total Senior Whole Loans by Type	404	73	11	488	1,007

B-Note/Mezz Whole Loans
Office/Industrial	351	167	-	517	872
Hotel	6	30	-	36	57
Multi-family	28	2	-	30	32
Retail	9	-	-	9	48
Condominium	19	-	-	19	81
Land	3	-	-	3	4

Total B-Notes/Mezz Whole Loans by Type	415	199	-	614	1,093

Corporate Loans
Office/Industrial	77	-	-	77	77
Multi-family	250	-	-	250	254

Total Corporate Loans by Type	327	-	-	327	330

Equity
Office/Industrial	325	114	-	439	1,584
Hotel	55	49	9	112	245
Multi-family	5,985	3	22	6,010	8,176
Retail	2	-	2	4	3
Mixed-use	-	29	-	29	60
Condominium	20	-	-	20	61
Land	70	11	-	82	329
Other	128	-	4	132	136

Total Equity by Type	6,585	206	37	6,829	10,594

Real Estate Owned
Office/Industrial	223	-	-	223	608
Hotel	425	-	-	425	534
Multi-family	102	-	-	102	170
Condominium	78	-	-	78	306
Land	460	-	-	460	2,084
Other	77	-	-	77	325

Total Real Estate Owned by Type	1,365	-	-	1,365	4,027

Other	114	14	1	129	204

Securitization Instruments	121	-	-	121	126

Total Commercial Real Estate	$9,333	$492	$49	$9,873	$17,380

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principle balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are approximately 60 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $790 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of June 30, 2012

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)

2012	$-	$-	$73	$25	$98
2013	-	-	100	-	100
2014	-	-	238	124	362
2015	7	-	559	140	706
2016 and over	22	-	738	32	792

Subtotal Loans	29	-	1,708	321	2,058

Securitization Instruments (4)	222	-	209	-	431
Residential Real Estate (5)	232	-	315	420	967

Total Loans and Real Estate	$483	$-	$2,232	$741	$3,456

	Fair Value (3)

2012	$-	$-	$68	$25	$93
2013	-	-	82	-	82
2014	-	-	159	122	281
2015	6	-	424	115	545
2016 and over	14	-	357	23	394

Subtotal Loans	20	-	1,090	285	1,395

Equity positions - Loans	5	11	71	3	90

Securitization Instruments (4)	222	-	56	-	278

Residential Real Estate (6)	127	-	100	58	285

Total Loans and Real Estate	$374	$11	$1,318	$346	$2,048

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on the loans by stated maturity dates.

(3)	Fair value balances as of June 30, 2012 include discount amounts on unfunded commitments.

(4)	These financial instruments include Senior Notes, Mezzanine Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce).

(5)	Cost information primarily represents: (i) for whole loans and warehouse lines, the remaining outstanding principal balance; (ii) for REO, the unpaid principal balance as determined in (i) for loans as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; and (iii) for mortgage backed securities, the face/notional amount of bonds as of June 30, 2012. Cost and unpaid principal balances include approximately $437 million related to mortgage-backed securities with a fair value of $65 million, as of June 30, 2012. Cost information for mortgage backed securities with no fair market value, legal claims and mortgage servicing rights are not included. The decrease of approximately $786 million in the cost and unpaid principal balance primarily relates to the exclusion of positions with a de minimis fair market value as of June 30, 2012.

(6)	LBHI inventory balance includes approximately $96mm of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of June 30, 2012

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$15	$138	$229	$72	$455	$-	$455
Lehman Commercial Paper Inc.	-	472	-	349	821	(325)	496

Total Debtors	15	611	229	421	1,276	(325)	951

Debtor-Controlled:
LB I Group Inc. (2)	308	730	762	-	1,800	325	2,125
Other Debtor-Controlled	341	246	662	-	1,250	-	1,250

Total Debtor-Controlled	649	976	1,424	-	3,050	325	3,375

Total	$664	$1,587	$1,653	$421	$4,325	$-	$4,325

By Product Type
Private Equity /Leveraged Buy Outs (“LBOs”)	$199	$1,295	$493	$-	$1,987
Venture Capital	40	21	18	-	79
Fixed Income	58	233	164	-	454
Real Estate Funds	286	-	1	-	287
Hedge Funds	-	-	953	-	953
Securitization Instruments	-	-	-	421	421
Other(5)	81	38	24	-	143

Total	$664	$1,587	$1,653	$421	$4,325

Investments at cost(8)	$1,149	$2,365	$1,913	$-	$5,427
Unpaid Principal Balances(9)	$24	$401	$-	$730	$1,155

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	Direct Investments (Private Equity / LBOs) includes $257 million recorded for common equity interests in NBG as of June 30, 2012, reflecting the fair value as of such date.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(7)	The balance includes the Kingfisher Note of $342 million, the value of which is determined by underlying collateral and an estimated recovery of a claim filed against a Non-Controlled Affiliate.

(8)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amounts, and (v) for NBG, the restructured value of the common equity at April 30, 2009, adjusted for NBG’s purchases of common equity.

(9)	Represents the remaining outstanding principal balance on corporate loans and excludes cost information relating to fixed income funds which are included in ‘Investments at cost’.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of June 30, 2012

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net

Open ($)	$444	$-	$0	$-	$-	$31	$-	$-	$474
Terminated /Matured ($)	1,397	31	12	13	0	6	3	-	1,462

Total	1,840	31	12	13	-	36	3	-	1,936
Other Derivative Related Assets (2)	601	1	91	-	2	6	-	25	726

Total Derivatives and Related Assets	$2,441	$32	$103	$13	$2	$42	$3	$25	$2,662

# of Counterparty contracts
Open	186	-	3	-	-	2	-	-	191
Termed / Matured	327	23	9	73	7	29	6	-	474

Total	513	23	12	73	7	31	6	-	665

SPV Receivables (5)	$1,217	$-	$-	$-	$-	$4	$3	$-	$1,224

Liabilities - Payables

Agreed (3)	$(17,109)	$(1,171)	$(438)	$(202)	$(39)	$(57)	$(62)	$-	$(19,078)
Pending Resolution (4)	(6,646)	(252)	(66)	(238)	-	(0)	(17)	-	(7,219)

Total	$(23,755)	$(1,423)	$(505)	$(439)	$(39)	$(58)	$(79)	$-	$(26,297)

# of Counterparty contracts	1,812	196	115	154	2	10	43	-	2,332

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)	Amounts primarily include notes in various corporations and special purpose vehicles, deposits with various brokers for futures and OTC hedges, equity positions, shares of hedge funds, loans and notes issued by a Debtor and a Non-Controlled Affiliate.

(3)	Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of June 30, 2012; and (ii) claims that are recorded at values agreed to by the Company, but not classified as allowed in the claims register by Epiq as of June 30, 2012.

(4)	Pending Resolution includes open, terminated and matured derivative transactions that are recorded at expected claim amounts estimated by the Company.

(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of August 31, 2012

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$10	$65	$75	$9	$83

Loans (2)	-	123	123	-	123

Private Equity /Principal Investments
Private Equity Platform	-	-	-	291	291
Direct Investments	-	39	39	1	40
GP / LP Investments	10	-	10	100	110

Total	10	39	49	392	442

Total	$20	$227	$247	$401	$648

Notes:

(1)

The schedule includes fully and partially unfunded commitments as of August 31, 2012, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.

(2)

Loans unfunded commitments excludes $12 million related to West Corp revolving loan. As of August 31, 2012, $12 million has been set aside in an escrow account to fund future borrowings and are currently controlled by the administrative agent.